Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	William W. Sherertz President and Chief Executive Officer

	Telephone:	(360) 828-0700

BBSI

ANNOUNCES ACQUISITION OF STRATEGIC STAFFING, INC.

VANCOUVER, WASHINGTON, July 3, 2007 - Barrett Business Services, Inc. (Nasdaq: BBSI) today announced that it has successfully completed its acquisition of Strategic Staffing, Inc. based in Salt Lake City, Utah. The transaction was previously announced on May 10, 2007, subject to completion of due diligence. Consideration for the transaction included $12 million in cash and potential additional consideration that is contingent on the financial performance of the Strategic Staffing offices during the 12-month period beginning July 2, 2007. The contingent consideration, if any, will be calculated as a multiple of pre-tax earnings above a pre-determined target.

Strategic Staffing, a privately held staffing company, operates five offices in Utah and one office in Colorado Springs, Colorado. For 2006, Strategic Staffing's revenues were approximately $38 million and management expects revenues for 2007 to be approximately $48 million. BBSI anticipates that this acquisition will increase earnings by approximately 8 to 9 cents per diluted share for the second half of 2007.

BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

Statements in this release about future events or performance, including earnings expectations for 2007, are forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to successfully integrate acquired businesses with its existing operations, future workers' compensation claims experience, the effect of changes in the workers' compensation regulatory environment in one or more of our primary markets, collectibility of accounts receivable, among others. Other important factors that may affect the Company's future prospects are described in the Company’s 2006 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements may be less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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